UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)            August 8, 2006

GMX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Oklahoma	000-32325	73-1534474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:             (405) 600-0711

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 8, 2006, GMX Resources Inc. (the “Company”) entered into an Underwriting Agreement with A.G. Edwards & Sons, Inc., Ferris, Baker Watts Incorporated, Capital One Southcoast, Inc. and First Albany Capital (collectively, the “Underwriters”) to issue and sell to the Underwriters 1,800,000 shares of the Company’s 9.25% Series B Cumulative Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”). Such Underwriting Agreement also included an option in favor of the Underwriters to purchase up to an additional 200,000 shares of Series B Preferred Stock within 30 days of the date of the Underwriting Agreement, which the Underwriters exercised in full on August 10, 2006. The sale of all 2,000,000 shares of Series B Preferred Stock is expected to close on August 11, 2006, subject to customary conditions. The Underwriting Agreement is filed herewith as Exhibit 99.1. The press release announcing the pricing of the offering of Series B Preferred Stock is filed herewith as Exhibit 99.2.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 8, 2006, the Company filed a Certificate of Designation with the Oklahoma Secretary of State for up to 3,000,000 shares of Series B Preferred Stock, which amended the Company’s Restated Certificate of Incorporation effective upon filing. The Certificate of Designation is filed herewith as Exhibit 3.1. The following discussion is subject to, and is qualified in its entirety by reference to, the Certificate of Designation.

The Series B Preferred Stock has a stated liquidation preference of $25.00 per share and bears an annual dividend of 9.25% of such liquidation preference, or $2.3125 per share. This dividend rate will increase to 12.00% of the stated liquidation preference if the Company fails to pay cash dividends for any four quarterly dividend periods, whether or not consecutive (a “Dividend Default”), or if the Series B Preferred Stock is not subject to a national market listing for a period of 180 days (a “Listing Default”). Following a Dividend Default, the Company may be required to pay dividends on the Series B Preferred Stock in shares of its common stock or additional shares of Series B Preferred Stock in certain circumstances.

During the pendency of any Dividend Default or Listing Default, the holders of Series B Preferred Stock will have the right to elect two additional directors to the Company’s board of directors. Apart from such special voting rights, the holders of Series B Preferred Stock generally do not have any voting rights. However, certain changes that would materially and adversely affect the rights of holders of Series B Preferred Stock cannot be made without the consent of holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and all other shares of the Company’s voting preferred stock similarly affected and entitled to vote, voting together as a single class.

The Series B Preferred Stock is not convertible into the Company’s common stock and can be redeemed by the Company, at its option, on and after September 30, 2011, at $25.00 per share plus the payment of all accumulated accrued and unpaid dividends. The Company or the acquiring entity will be required to redeem the Series B Preferred Stock in the event of a change of ownership or control of the Company if the acquirer is not a public company meeting certain financial criteria, and if the acquirer is a public company meeting such financial criteria, the acquiring public company will have the option to acquire the Series B Preferred Stock. If such a change of ownership or control occurs, any such redemption will be at the following price per share of Series B Preferred Stock, plus accrued and unpaid dividends up to the redemption date:

Redemption Date	Redemption Price
On or before September 30, 2007	$26.00
On or before September 30, 2008	$25.75
On or before September 30, 2009	$25.50
On or before September 30, 2010	$25.25
After September 30, 2010	$25.00

Item 8.01	Other Events.

The Company issued a press release on August 8, 2006, to announce the pricing of the offering of Series B Preferred Stock. The press release is filed herewith as Exhibit 99.2.

An opinion by Crowe & Dunlevy, A Professional Corporation related to our registration statement on Form S-3 (Registration No. 333-134911) and the offering of Series B Preferred Stock is filed herewith as Exhibit 5.1.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed with this Report:

Exhibit No.	Document Description

3.1	Certificate of Designation of the Series B Preferred Stock (incorporated by reference to Exhibit 4.1 to Form 8-A filed on August 8, 2006)

5.1	Opinion of Crowe & Dunlevy, A Professional Corporation dated August 8, 2006

99.1	Underwriting Agreement dated as of August 8, 2006, by and among the Company, A.G. Edwards & Sons, Inc., Ferris, Baker Watts Incorporated, Capital One Southcoast, Inc. and First Albany Capital

99.2	Press release dated August 8, 2006, announcing the pricing of the offering of Series B Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.

Date: August 11, 2006	By:	/s/ Ken L. Kenworthy, Sr.
Ken L. Kenworthy, Sr., Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

3.1	Certificate of Designation of the Series B Preferred Stock (incorporated by reference to Exhibit 4.1 to Form 8-A filed on August 8, 2006)

5.1	Opinion of Crowe & Dunlevy, A Professional Corporation dated August 8, 2006

99.1	Underwriting Agreement dated as of August 8, 2006, by and among the Company, A.G. Edwards & Sons, Inc., Ferris, Baker Watts Incorporated, Capital One Southcoast, Inc. and First Albany Capital

99.2	Press release dated August 8, 2006, announcing the pricing of the offering of Series B Preferred Stock